Exhibit 16.1

[McGladrey LLP letterhead]

October 14, 2015

Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

We have read ClearOne, Inc.’s statements included in Item 4.01 of its Form 8-K filed on October 14, 2015 and agree with such statements concerning our firm. We also agree with the statements concerning our firm included in paragraphs 1, 2 and 4 of Item 4.02. We have no basis to agree or disagree with the statements in paragraph 3 of Item 4.02.

/s/ McGladrey LLP